Education Management Corporation
COMPANY CONTACT:
John Iannone
Director of Investor Relations
(412) 995-7727

Education Management Corporation Reports Fiscal 2013 Second Quarter Results

Pittsburgh, PA, January 30, 2013 -- Education Management Corporation (the "Company") (NASDAQ:EDMC), one of the largest providers of post-secondary education in North America, today reported net revenues of $654.9 million for the three months ended December 31, 2012. The Company reported net income of $31.1 million, or $0.25 per diluted share.

“As a result of the efforts and dedication of our faculty and staff, I am pleased with the progress we have made to improve student retention which is reflected in our January class start," said Edward H. West, Education Management's President and Chief Executive Officer. "While the operating environment remains challenging, we continue to see several encouraging signs.  In addition to positive retention rates, new student demand has turned positive at several of our colleges and universities.  Furthermore, we are continuing to make investments in our students to help them achieve their goals as they progress toward graduation in this difficult economy.”

Financial Highlights

•	Financial highlights for the second quarter of fiscal 2013 included the following:

◦
Net revenues were $654.9 million, a decrease of 11.2% from $737.2 million recorded in the second quarter of fiscal 2012, primarily due to a 12.7% decline in average enrolled student body for the three months ended December 31, 2012 compared to the prior year quarter.

◦	The Company recorded net income of $31.1 million, or $0.25 per diluted share, compared to $63.1 million, or $0.49 per diluted share, for the prior year quarter.

◦	Earnings before interest, taxes and depreciation and amortization ("EBITDA") was $123.3 million compared to $169.3 million in the prior year quarter.

•
Cash flows provided by operating activities remained relatively flat for the six months ended December 31, 2012 at $93.2 million, compared to $97.0 million in the six months ended December 31, 2011. Lower operating performance was substantially offset by lower tax payments and lower working capital usage in the current year period compared to the prior year period. Additionally, the conversion to a non-term academic structure for students attending fully-online programs at Argosy University and South University resulted in a greater change in restricted cash in the prior year period compared to the current year period.

•
At December 31, 2012, cash and cash equivalents were $189.0 million, compared to $299.9 million at December 31, 2011. The decrease in cash and cash equivalents was due primarily to the transfer in March 2012 of $210.0 million to restricted cash in connection with the issuance of letters of credit under the Company's cash secured letter of credit facilities. These facilities are being used to help satisfy the Company's previously disclosed letter of credit with the U.S. Department of Education.

•
On a cash basis, capital expenditures were $39.5 million, or 3.1% of net revenues, for the six months ended December 31, 2012 compared to $36.1 million, or 2.5% of net revenues, in the same period in the prior year.

•
During the quarter ended December 31, 2012, the Company completed five sale-leaseback transactions with unrelated third parties for net proceeds of $65.1 million. The Company recorded a net loss of $3.5 million related to these transactions during the quarter ended December 31, 2012. A deferred gain of approximately $17.8 million will be recognized over the initial terms of the new leases, which range from three to 15 years.

New Student Enrollment

New student enrollment by segment was as follows:

	For the Three Months Ended December 31,
	2012	2011	% Change
The Art Institutes	12,300	15,200	(20.2)%
Argosy University	3,400	3,800	(10.3)%
Brown Mackie Colleges	3,800	4,100	(5.3)%
South University	4,500	7,600	(40.0)%
Total EDMC	24,000	30,700	(21.9)%

The new student enrollment data shown above includes the number of new students who enrolled in fully-online programs at The Art Institute of Pittsburgh, Argosy University and South University. Total new students who enrolled in fully-online programs for the three months ended December 31, 2012 were approximately 7,300 as compared to 12,500 in three months ended December 31, 2011. The reduction in new students enrolled in fully-online programs represented approximately 80% of the total EDMC year-over-year decline in new students for the three months ended December 31, 2012.

Average Enrolled Student Body

Average enrolled student body by segment was as follows:

	For the Three Months Ended December 31,
	2012	2011	% Change
The Art Institutes	69,500	78,900	(12.1)%
Argosy University	25,500	29,900	(14.7)%
Brown Mackie Colleges	17,500	19,500	(10.0)%
South University	19,000	22,300	(14.8)%
Total EDMC	131,500	150,600	(12.7)%

Average enrolled student body is the three month average of the unique students who met attendance requirements within a month of the quarter. The data above includes the number of students enrolled in fully-online programs at The Art Institute of Pittsburgh, Argosy University and South University. The average enrolled student body in fully-online programs was approximately 32,100 for the three months ended December 31, 2012 as compared to 41,000 in the three months ended December 31, 2011.

Starting Student Enrollment

Starting student enrollment by segment was as follows:

	January	January	%
	2013	2012	Change
The Art Institutes	67,700	75,600	(10.5)%
Argosy University	24,100	27,700	(13.0)%
Brown Mackie Colleges	17,200	18,700	(8.4)%
South University	17,800	20,600	(13.4)%
Total EDMC	126,800	142,600	(11.1)%

The starting student enrollment data shown above includes the number of students enrolled in fully-online programs at The Art Institute of Pittsburgh, Argosy University and South University. Starting students enrolled in fully-online programs were approximately 29,100 as of January 2013 as compared to 35,800 as of January 2012. Fully-online enrollment is measured based on the number of students meeting attendance requirements over a two-week period near the start of the fiscal quarter.

Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments, and our first fiscal quarter is typically the lowest revenue quarter of the fiscal year due to student vacations. However, the seasonality of our business has decreased over the last several years, primarily due to the percentage of students enrolling in online programs, which generally experience less seasonal fluctuation than campus-based programs.

Fiscal 2013 Guidance
The following discussion of the Company's fiscal 2013 guidance includes information that could constitute forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995. As more fully described below under the heading “Cautionary Statement,” these and other forward-looking statements are based on information currently available to management and involve estimates, assumptions, risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially and unpredictably from any future results, performance or achievements expressed or implied by such forward-looking statements.

For the fiscal year ending June 30, 2013, capital expenditures are projected to be between 3.0% and 3.5% of net revenues, compared to 3.4% of net revenues in the fiscal year ended June 30, 2012. The following third quarter and annual guidance for fiscal 2013 exclude the impact of restructuring and other special charges.

Reconciliation of Fiscal Year 2013 Third Quarter and Annual Guidance of Net Income to EBITDA
(Dollars in millions, except earnings per share) (Unaudited)

Fiscal 2013 Guidance – 3rd Quarter:

	For the Three Months Ending March 31, 2013
	Low	High
Earning per diluted share	$0.20	$0.22

Net income	$25	$27
Net interest expense	31	31
Income tax expense	17	19
Depreciation and amortization	40	40
EBITDA	$113	$117

Fiscal Year 2013 Guidance – Annual:

	For the Twelve Months Ending June 30, 2013
	Low	High
Earnings per diluted share	$0.32	$0.37
Earnings per diluted share excluding expenses related to restructuring and other charges	$0.38	$0.44

Net income	$40	$47
Expenses related to restructuring and other charges, net of tax	8	8
Net income excluding expenses related to restructuring and other charges	$48	$55

Net interest expense	$124	$124
Income tax expense	34	37
Depreciation and amortization	159	159
EBITDA excluding expenses related to restructuring and other charges	$365	$375

The presentation of EBITDA, as well as the presentations excluding certain expenses, do not comply with U.S. generally accepted accounting principles ("GAAP"). For an explanation of EBITDA and EBITDA and net income excluding certain expenses, together with a reconciliation to net income, which is the most directly comparable GAAP financial measure, see the Non-GAAP Financial Measures disclosure in the financial tables section below.

Conference Call and Webcast
Education Management Corporation will host a conference call to discuss its fiscal 2013 second quarter results on Thursday, January 31, 2013 at 9:00 a.m. (Eastern Time). Those wishing to participate in this call should dial 412-317-6789 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.edu. A replay of the conference call will be available at www.edmc.edu for up to one year.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended December 31,			For the Six Months Ended December 31,
	2012	2011	% Change	2012	2011	% Change
Net revenues	$654,895	$737,188	(11.2)%	$1,264,459	$1,419,283	(10.9)%
Costs and expenses:
Educational services (1) (2)	360,377	375,770	(4.1)%	741,673	750,217	(1.1)%
General and administrative (1) (3)	171,190	192,085	(10.9)%	345,682	389,879	(11.3)%
Depreciation and amortization (4)	39,255	39,196	0.2%	83,400	78,084	6.8%
Total costs and expenses	570,822	607,051	(6.0)%	1,170,755	1,218,180	(3.9)%
Income before interest and income taxes	84,073	130,137	(35.4)%	93,704	201,103	(53.4)%
Interest expense, net	31,009	26,846	15.5%	62,461	53,697	16.3%
Income before income taxes	53,064	103,291	(48.6)%	31,243	147,406	(78.8)%
Income tax expense	21,920	40,164	(45.4)%	13,192	57,325	(77.0)%
Net income	$31,144	$63,127	(50.7)%	$18,051	$90,081	(80.0)%
Earnings per share:
Basic	$0.25	$0.50		$0.14	$0.70
Diluted	$0.25	$0.49		$0.14	$0.70
Weighted average number of shares outstanding:
Basic	124,560	127,193		124,519	127,833
Diluted	124,762	128,764		124,620	129,240

(1)	Certain reclassifications of fiscal 2012 data have been made to conform to the fiscal 2013 presentation.

(2)
Includes bad debt expense of $40.8 million and $41.3 million in the three months ended December 31, 2012 and 2011, respectively and $89.8 million and $76.5 million in the six months ended December 31, 2012 and 2011, respectively.

Also, the six months ended December 31, 2012 period include $6.6 million of employee severance costs and a lease abandonment charge of $1.6 million. The six months ended December 31, 2011 include a lease termination fee of $1.5 million.

(3)	Includes employee severance costs of $0.9 million and $5.2 million in the six months ended December 31, 2012 and 2011, respectively.

(4)	The six months ended December 31, 2012 period include a $4.6 million charge related to software assets that no longer had a useful life.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2012	June 30, 2012	December 31, 2011
Assets	(Unaudited)		(Unaudited)
Current assets:
Cash and cash equivalents	$189,042	$191,008	$299,934
Restricted cash	273,425	267,880	79,323
Total cash, cash equivalents and restricted cash	462,467	458,888	379,257
Student receivables, net of allowances of $180,337, $230,587 and $211,467	151,364	198,411	156,495
Notes, advances and other receivables	16,532	22,174	14,652
Inventories	8,968	8,382	9,430
Deferred income taxes	102,668	102,668	76,804
Prepaid income taxes	—	6,796	—
Other current assets	39,139	40,399	46,941
Total current assets	781,138	837,718	683,579
Property and equipment, net	562,184	651,797	663,660
Other long-term assets	57,585	56,001	45,717
Intangible assets, net	329,361	330,029	460,144
Goodwill	963,550	963,550	2,581,999
Total assets	$2,693,818	$2,839,095	$4,435,099
Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$12,076	$12,076	$12,076
Revolving credit facility	—	111,300	—
Accounts payable	38,161	54,834	28,620
Accrued liabilities	136,613	137,348	130,512
Accrued income taxes	10,525	—	18,976
Unearned tuition	55,038	116,277	61,170
Advance payments	116,569	102,170	140,323
Total current liabilities	368,982	534,005	391,677
Long-term debt, less current portion	1,447,699	1,453,468	1,460,720
Deferred income taxes	99,845	111,767	215,157
Deferred rent	212,085	197,758	195,723
Other long-term liabilities	41,599	45,533	45,391
Shareholders’ equity:
Common stock, at par	1,435	1,434	1,434
Additional paid-in capital	1,785,413	1,777,732	1,770,645
Treasury stock, at cost	(328,605)	(328,605)	(296,409)
(Accumulated deficit) Retained earnings	(917,909)	(935,960)	669,862
Accumulated other comprehensive loss	(16,726)	(18,037)	(19,101)
Total shareholders’ equity	523,608	496,564	2,126,431
Total liabilities and shareholders’ equity	$2,693,818	$2,839,095	$4,435,099

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	For the Six Months Ended December 31,
Cash flows from operating activities:	2012	2011
Net income	$18,051	$90,081
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization of property and equipment	80,241	74,246
Amortization of intangible assets	3,159	3,838
Bad debt expense	89,768	76,458
Amortization of debt issuance costs	2,561	2,632
Share-based compensation	7,679	6,530
Non cash adjustments related to deferred rent	(7,824)	(5,398)
Changes in assets and liabilities:
Restricted cash	(5,545)	(31,810)
Receivables	(40,727)	(76,106)
Reimbursements for tenant improvements	3,891	10,705
Inventory	(583)	155
Other assets	2,939	(6,666)
Accounts payable	(15,853)	(26,522)
Accrued liabilities	2,343	29,437
Unearned tuition	(61,239)	(78,980)
Advance payments	14,316	28,404
Total adjustments	75,126	6,923
Net cash flows provided by operating activities	93,177	97,004
Cash flows from investing activities:
Expenditures for long-lived assets	(39,458)	(36,125)
Sale of fixed assets	65,065	—
Reimbursements for tenant improvements	(3,891)	(10,705)
Net cash flows provided by (used in) investing activities	21,716	(46,830)
Cash flows from financing activities:
Payments under revolving credit facility	(111,300)	(79,000)
Issuance of common stock	3	2,270
Common stock repurchased for treasury	—	(70,378)
Principal payments on long-term debt	(5,769)	(6,054)
Net cash flows used in financing activities	(117,066)	(153,162)
Effect of exchange rate changes on cash and cash equivalents	207	(302)
Net change in cash and cash equivalents	(1,966)	(103,290)
Cash and cash equivalents, beginning of period	191,008	403,224
Cash and cash equivalents, end of period	$189,042	$299,934
Cash paid during the period for:
Interest (including swap settlement)	$60,980	$60,433
Income taxes, net of refunds	7,860	27,525
	As of December 31,
Noncash investing activities:	2012	2011
Capital expenditures in current liabilities	$13,538	$12,249

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

The Company reports results in four segments - The Art Institutes, Argosy University, Brown Mackie Colleges and South University. The Company evaluates segment performance based on EBITDA excluding certain expenses. Adjustments to reconcile segment results to consolidated results are included under the caption “Corporate and Other,” which primarily includes unallocated corporate activity.

EBITDA, a measure used by management to measure operating performance, is defined as net income before net interest expense, provision for income taxes and depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We also present earnings per share, net income and EBITDA after adjusting for certain expenses, which also are non-GAAP financial measures. Management believes this presentation is also helpful in highlighting trends in our business because it excludes certain expenses management believes are not indicative of ongoing operations. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to similarly titled measures of other companies. A reconciliation of EBITDA excluding certain expenses by segment to consolidated net income is detailed below:

Segment Information and Reconciliation of EBITDA to Net Income to
Net Income Excluding Certain Expenses
(In thousands, except per share amounts) (Unaudited)

	For the Three Months Ended December 31,			For the Six Months Ended December 31,
	2012	2011	% Change	2012	2011	% Change
Net revenues:
The Art Institutes	$411,533	$469,603	(12.4)%	$791,672	$898,503	(11.9)%
Argosy University	92,312	106,070	(13.0)%	174,232	204,213	(14.7)%
Brown Mackie Colleges	78,274	81,745	(4.2)%	152,246	162,668	(6.4)%
South University	72,776	79,770	(8.8)%	146,309	153,899	(4.9)%
Total EDMC	654,895	737,188	(11.2)%	1,264,459	1,419,283	(10.9)%

EBITDA excluding certain expenses:
The Art Institutes	112,263	151,759	(26.0)%	180,189	262,038	(31.2)%
Argosy University	15,797	21,144	(25.3)%	16,990	31,380	(45.9)%
Brown Mackie Colleges	9,766	18,629	(47.6)%	20,361	36,212	(43.8)%
South University	8,946	3,136	185.3%	15,259	3,300	362.4%
Corporate and other	(23,444)	(25,335)	(7.5)%	(46,550)	(47,076)	(1.1)%
Total EDMC	123,328	169,333	(27.2)%	186,249	285,854	(34.8)%

Reconciliation to EBITDA:
Restructuring	—	—	N/M	9,145	6,667	37.2%
EBITDA	123,328	169,333	(27.2%)	177,104	279,187	(36.6%)

Reconciliation to operating income:
Depreciation and amortization	39,255	39,196	0.2%	83,400	78,084	6.8%
Operating income	84,073	130,137	(35.4%)	93,704	201,103	(53.4%)

Reconciliation to net income:
Net interest expense	31,009	26,846	15.5%	62,461	53,697	16.3%
Income tax expense	21,920	40,164	(45.4)%	13,192	57,325	(77.0)%
Net income	$31,144	$63,127	(50.7)%	$18,051	$90,081	(80.0)%

Restructuring, net of tax	$—	$—	N/M	$5,488	$4,000	37.2%
Software-related charge, net of tax	—	—	N/M	2,753	—	N/M
Net income, excluding certain expenses	$31,144	$63,127	(50.7)%	$26,292	$94,081	(72.1)%

Diluted earnings per share, excluding certain expenses	$0.25	$0.49		$0.21	$0.73
Weighted average number of diluted shares outstanding	124,762	128,764		124,620	129,240

About Education Management Corporation
Education Management Corporation (www.edmc.edu), with approximately 132,000 students as of October 2012, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 110 locations in 32 U.S. states and Canada. We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and strive to improve the learning experience for our students. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including media arts, health sciences, design, psychology and behavioral sciences, culinary, business, fashion, legal, education and information technology.

Cautionary Statement
This press release includes information that could constitute forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which are based on information currently available to management, concern the Company's strategy, plans, intentions or expectations and typically contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should,” “seeks,” “approximately,” or “plans” or similar words, although the absence of such words does not mean that any particular statement is not forward-looking. All of the statements included in this press release that relate to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results, including the third quarter and annual guidance for fiscal 2013, and including statements regarding expected enrollment, revenue, expense levels, capital expenditures and earnings, are forward-looking statements, as are any statements concerning the Company's expected future operations and performance and other future developments. These and other forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially and unpredictably from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions, and the Company cautions that it is very difficult to predict the impact of unknown factors, and impossible to anticipate all factors, that could affect its actual results. Some of the factors that the Company believes could affect its results and that could cause actual results to differ materially from expectations include, but are not limited to: the timing and magnitude of student enrollment and changes in student mix, including the relative proportions of campus-based and online students enrolled in its programs; changes in average registered credits taken by students; the Company's ability to maintain eligibility to participate in Title IV programs; other changes in its students' ability to access federal and state financial aid, as well as obtain loans from third-party lenders; difficulties the Company may face in opening new schools, growing its academic programs and otherwise implementing its growth strategy; increased or unanticipated legal and regulatory costs; the results of program reviews and audits; changes in accreditation standards; the implementation of new operating procedures for the Company's fully online programs; the implementation of program initiatives in response to the U.S. Department of Education's new gainful employment regulations; adjustments to the Company's programmatic offerings to comply with the 90/10 rule; its high degree of leverage and ability to generate sufficient cash to service all of its debt obligations and other liquidity needs; market and credit risks associated with the post-secondary education industry, adverse media coverage of the industry and the overall condition of the industry; changes in the overall U.S. or global economies and access to credit and capital markets; the effects of war, terrorism, natural disasters or other catastrophic events and other risks affecting the Company, including but not limited to those described in its periodic reports filed with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934.